Exhibit 4.4

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION, AS AMENDED,
OF DARDEN RESTAURANTS, INC.

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the undersigned corporation hereby submits the following amendments to its Articles of Incorporation, as amended:

1.	The name of the corporation is Darden Restaurants, Inc. (the “Corporation”).

2.
The amendment to the Articles of Incorporation, as amended (the “Articles of Incorporation”), of the Corporation approved by the shareholders of the Corporation is that the text of Article IV of the Articles of Incorporation is amended to read in its entirety as follows:

ARTICLE IV

[Reserved]

3.
The amendment to the Articles of Incorporation approved by the shareholders of the Corporation is that the text of Article VIII of the Articles of Incorporation is amended to read in its entirety as follows:

ARTICLE VIII
The following provisions are inserted for the regulation and conduct of the affairs of the Corporation, but it is expressly provided that the same are intended to be and shall be construed to be in furtherance and not in limitation or exclusion of the powers conferred by law:
(1) Subject always to such bylaws as may be adopted from time to time by the shareholders, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the bylaws of the Corporation, but any bylaw adopted by the Board of Directors may be altered, amended or repealed by the shareholders. The bylaws or any particular bylaw may fix a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by the Florida Law.
(2) All corporate powers of the Corporation shall be managed by or under the authority of, and its business and affairs shall be managed under the direction of, its Board of Directors. Directors need not be shareholders. The bylaws may prescribe the number of directors, not less than three; may provide for the increase or reduction thereof but not less than three; and may prescribe the number necessary to constitute a quorum, which number may be less than a majority of the whole Board of Directors, but not less than the number required by law. Whenever a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, it may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors.
(3) The Corporation hereby elects not to be governed by Section 607.0902 (relating to control share acquisitions) of the Florida Law, and the provisions of such statute shall not apply to the Corporation.

4.
The amendment to the Articles of Incorporation approved by the shareholders of the Corporation is that the text of Article X of the Articles of Incorporation is amended to read in its entirety as follows:

ARTICLE X
No director of the Corporation may be removed from office by the shareholders except (i) for cause and (ii) by the affirmative vote, at a special meeting of shareholders held for that purpose, of not less than a majority of the shareholders entitled to vote for the election of directors (or, if a director is elected by a voting group of shareholders, a majority of the shareholders entitled to vote for the election of such director). Upon any such removal, the term of the director who shall have been so removed shall forthwith terminate and there shall be a vacancy in the Board of Directors to be filled in such manner as shall be provided herein and by the bylaws of the Corporation.

5.
The amendment to the Articles of Incorporation approved by the shareholders of the Corporation is that the text of Article XI of the Articles of Incorporation is amended to read in its entirety as follows:

ARTICLE XI
A special meeting of shareholders of the Corporation shall be held (a) on call of its Board of Directors or the person or persons authorized to do so by the bylaws, or (b) if the holders of not less than 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation’s Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Notwithstanding the foregoing, whenever holders of one or more series of Preferred Shares shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article III, special meetings of holders of such Preferred Shares.

6.
The amendment to the Articles of Incorporation approved by the shareholders of the Corporation is that the text of Article XIII of the Articles of Incorporation is amended to read in its entirety as follows:

ARTICLE XIII
Any action required or permitted to be taken by shareholders of the Corporation may be taken only upon the vote of shareholders at an annual or special meeting of shareholders duly noticed and called in accordance with Florida Law, and no such action may be taken without a meeting by written consent of shareholders.

7.
Each amendment was duly proposed and recommended by the Board of Directors of the Corporation to the Corporation’s shareholders, and was duly approved by the Corporation’s shareholders, as adopted, on September 17, 2015, all pursuant to Section 607.1003 of the Florida Business Corporation Act.

8.	The number of votes cast for each amendment by the shareholders was sufficient for approval of each amendment.

IN WITNESS WHEREOF, the Corporation has caused the foregoing Articles of Amendment to the Corporation’s Articles of Incorporation, as amended, to be executed in its name by the undersigned, thereunto duly authorized, on September 18, 2015.

DARDEN RESTAURANTS, INC. By: /s/ Anthony G. Morrow
Anthony G. Morrow
Corporate Secretary